EXHIBIT 21




                             LIST OF SUBSIDIARIES


     The Partnership is a general partner in JMB/Spring Hill Associates, an Illinois general partnership which holds title to Spring Hill Fashion
Center.   Reference is made to Note 3(d) for a summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership are included in the financial statements of the Partnership filed with this annual report.